Exhibit 10.10.8

              EIGHTH AMENDMENT TO THE STRATEGIC MODELING AGREEMENT

THIS EIGHTH AMENDMENT TO THE STRATEGIC MODELING AGREEMENT is entered into effective as of January 26, 2002, by and between RiskWise, L.L.C., a Delaware limited liability company ("RiskWise"), and The Credit Store, Inc., a Delaware corporation ("TCS");

                                    RECITALS:

A. BTE and TCS entered into a Strategic Modeling Agreement on the 18th day of March, 1999 ("Agreement"), Amendment to the Strategic Modeling Agreement on the 16th day of March 2001; Second Amendment to the Strategic Modeling Agreement on the 29th day of May 2001; and Third Amendment to the Strategic Modeling Agreement on August 16, 2001; Fourth Amendment to the Strategic Modeling Agreement on September 13, 2001; and Fifth Amendment to the Strategic Modeling Agreement on October 12, 2001; Sixth Amendment to the Strategic Modeling Agreement on November 12, 2001; and Seventh Amendment to the Strategic Modeling Agreement on December 26, 2001 (collectively, the "Strategic Modeling Agreement") under which BTE provided certain development services to TCS;

B. Subsequent to entering into the Strategic Modeling Agreement, BTE was involved in a reorganization and RiskWise became a successor to BTE;

C. Effective as of May 1, 1999, the Strategic Modeling Agreement was assigned from BTE to RiskWise pursuant to an Assignment and Assumption Agreement dated as of May 1, 1999;

D.       TCS consented to such assignment and assumption as of May 1, 1999;

E. The Strategic Modeling Agreement, as amended, is set to terminate on January 26, 2002; and

F.       The parties hereto desire to amend the Strategic Modeling Agreement.

THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intend to be legally bound and do hereby agree as follows:

1. The Strategic Modeling Agreement is amended by substituting RiskWise for BTE as the party to such agreement. Wherever the term BTE appears in the agreement, it shall be replaced by the term RiskWise.

2. Section 1 of the Strategic Modeling Agreement is hereby amended as follows:

                   (a) The "Data Processing Term" definition is amended in its entirety to read as follows: "Data Processing Term" means the period beginning on the date hereof and ending at 11:59 p.m. on December 31, 2002. Unless either party gives the other party written notice at least thirty (30) days prior to the end of the initial Data Processing Term (or any successive term), the Data Processing Term shall automatically renew for successive one-year periods commencing on January 1 of each subsequent year.

                  (b) The "Modeling Term" definition is amended in its entirety to read as follows: "Modeling Term" means the period beginning on the date hereof and ending at 11:59 p.m. on December 31, 2002. Unless either party gives the other party written notice at least thirty (30) days prior to the end of the initial Modeling Term (or any successive term), the Modeling Term shall automatically renew for successive one-year periods commencing on January 1 of each subsequent year.

                  (c) The term "Contract Year" is added and is defined as follows: "Contract Year" means the period commencing on January 1, 2002 and ending on December 31, 2002 and each twelve (12) month period thereafter commencing on January 1 of each subsequent year in which the Modeling Term or Data Processing Term is in effect.

                  (d) The term "RiskWise Affililate" is added and is defined as follows: "RiskWise Affiliate" means (i) RiskWise International, or (ii) any person or entity directly or indirectly controlled by RiskWise International.

3. Section 2.1 of the Strategic Modeling Agreement is hereby deleted and replaced by a new Section 2.1 to read as follows:

                  Section 2.1 Services. During the Modeling Term, RiskWise will provide such services to TCS as TCS may reasonably request to build, implement, monitor, test and update Models and related Software useful to the conduct of TCS' business, including but not limited to, developing and updating the Models described in Exhibit A (as amended by this Eighth Amendment to the Strategic Modeling Agreement). TCS acknowledges that RiskWise has delivered, and TCS has accepted, a version of each such Model set forth on Exhibit A on or prior to the date hereof. Notwithstanding the foregoing, TCS may not require RiskWise to provide more than 2.5 FTE days of support with respect to any calendar month.

4. Section 2.2 of the Strategic Modeling Agreement is hereby deleted and replaced by a new Section 2.2 to read as follows:

                  Section 2.2 Payment for Services. In consideration of the Services to be performed under Section 2.1, TCS will pay to RiskWise on or before the 30th day of each calendar month during the Modeling Term, the sum of $5,000. The parties agree to evaluate and adjust the amount of such monthly payment for calendar months after December, 2002. If the parties, after negotiating in good faith, are unable to agree upon any adjustment in such amount, the monthly payment will remain $5,000.

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                  RiskWise shall pay all expenses incurred by RiskWise or its employees in providing the Services under this Section 2, including, but not limited to, all travel and related expenses. TCS shall pay separately for all Data provided in accordance with Section 3.

5.       Section 2.5 of the Strategic Modeling Agreement is hereby deleted.

6. Section 2.8 of the Strategic Modeling Agreement is hereby deleted and replaced by a new Section 2.8 to read as follows:

                  Section 2.8 Uses of Data. (a) TCS certifies that it will use the Services (including the Models) only in connection with one of the following needs with respect to a consumer: (i) for use as necessary to effect, administer or enforce a transaction requested or authorized by the consumer; (ii) to protect against or prevent actual or potential fraud, unauthorized transactions, claims or other liabilities; (iii) for required institutional risk control; (iv) for resolving consumer disputes or inquiries; (v) due to holding a legal or beneficial interest relating to the consumer; (vi) for use by persons acting with the consumer's consent in a fiduciary or representative capacity on behalf of the consumer; (vii) for use in complying with federal, state or local laws, rules and other applicable legal requirements; or (viii) for use and to the extent specifically permitted or required under other provisions of law and in accordance with the Right to Financial Privacy Act of 1978, to law enforcement agencies (including a Federal functional regulator, the Secretary of Treasury, a State insurance authority or the Federal Trade Commission), self-regulatory organizations or for an investigation on a matter related to public safety. TCS further certifies that its use of RiskWise products will be limited, on a product-by-product basis, to that purpose (or purposes) set forth next to such product on Exhibit A of the Strategic Modeling Agreement. TCS will comply with all applicable laws in connection with its use of the RiskWise information services.

                  (b) RiskWise does not intend for a Model or other Services generated under this Agreement to constitute a "consumer report" as defined in the Fair Credit Reporting Act, 15 U.S.C. ss. 1681 et. seq. ("FCRA"). TCS is specifically prohibited from using RiskWise's Models or other Services, in whole or part, as a factor in establishing any consumer's eligibility for credit, insurance, employment purposes, or any other permissible purpose of consumer reports as defined by the FCRA. It is expressly forbidden for TCS to take "adverse action" as defined by the FCRA on any customer request using information supplied by RiskWise pursuant to this Agreement. TCS represents and warrants to RiskWise that any "adverse action" taken with respect to a consumer request will be based solely on information received from sources other than RiskWise. Furthermore, TCS warrants that it will not identify RiskWise in any declination


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                  communication with the consumer as having provided information to TCS upon which such declination was based, in whole or in part.

7. Section 3.2 of the Strategic Modeling Agreement is deleted and replaced by a new Section 3.2 to read as follows:

                  3.2.     Cost and Payment.

                           (a)      Cost.
                                    -----

                                    (1) Pre-Purchase Assessment Services.
                                    RiskWise will provide data for a
                                    pre-purchase assessment of potential account purchases at the cost of $0.03 per account, but not less than $1,000 for each portfolio of accounts processed.

                                    (2) Post-Purchase Assessment Services.
                                    RiskWise will provide data for a
                                    post-purchase assessment of potential
                                    account purchases at the cost of $0.08 per account, but not less than $1,000 for each portfolio of accounts processed, plus, in each case, actual credit bureau costs.

                                    (3) Skip-Tracing Services. RiskWise will provide skip-tracing services at the cost of:

                                            Product                 Price
                                            -------                 -----

                                    InfoTrace Non-EDA*      $0.27 per input for
                                                            the first 1.1
                                                            million records
                                                            during a Contract
                                                            Year.

                                                            $0.25 per input for
                                                            all records in
                                                            excess of 1.1
                                                            million during a
                                                            Contract Year.

                                    *An additional charge of $0.12 per input shall be added whenever EDA (electronic directory assistance) is used with respect to an input record.

                                    (4) Application Processing and Other Models.
                                    RiskWise will provide Data required by the Models and the Software at a cost equal to RiskWise's own cost for such Data (as reasonably determined by RiskWise) plus a margin to be agreed upon by the parties, provided, however, that any credit bureau Data required by the Models or the Software must be obtained by TCS at TCS' sole cost.


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                  (b) Payment. During each Contract Year, TCS commits to
                  purchase a minimum of $300,000 worth of Skip-Tracing Services from RiskWise at the cost set forth in Section 3.2(a)(3) (the "Guaranteed Minimum"). Such Guaranteed Minimum shall be billed by RiskWise to TCS at the rate of $25,000 per month during each month of a Contract Year commencing with January, 2002. Payment shall be due within thirty (30) days of receipt of the invoice by TCS. TCS shall not be entitled to any refund of the Guaranteed Minimum in the event it does not actually use $300,000 of skip-tracing services in any Contract Year. Within thirty (30) days after the close of each Contract Year, RiskWise shall provide an accounting to TCS detailing its actual usage during the Contract Year of skip-tracing services. To the extent that TCS' actual usage of skip-tracing services exceeds the Guaranteed Minimum for such Contract Year, such accounting shall include an invoice for such excess services over the Guaranteed Minimum, and such invoice shall be due within thirty (30) days after receipt by TCS.

8. Section 5.1 of the Strategic Modeling Agreement is deleted in its entirety.

9. Section 5.2 of the Strategic Modeling Agreement is deleted and replaced by a new Section 5.2 to read as follows:

                  5.2 Non-Competition. Commencing on the date hereof and continuing through January 26, 2005, RiskWise will not, and will not permit any RiskWise Affiliate to, (i) engage in the business of targeting credit card offers to consumers as a means of settling their defaulted consumer debt, or (ii) provide consulting, modeling or other services to any entity engaged in such business if such entity grants RiskWise or any RiskWise Affiliate any equity interest, participation or other interest representing a right to twenty percent (20%) or more of such entity's equity or profits, however measured.

10. Section 6.6 of the Strategic Modeling Agreement is amended by replacing the first sentence of such Section with the following:

                  If any court of competent jurisdiction determines for any reason that the provision of Data by RiskWise hereunder violates applicable law, then, if such violation can be corrected by RiskWise without degradation in the Data and Services provided hereunder (for example, by substituting one provider of Primary Data for another or by modifications to any Models and Software), RiskWise shall take such corrective action at no cost to


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                  TCS; provided, however, that (i) any increase in out-of-pocket costs to RiskWise as a result of such corrective action (for example, a substitute Primary Data provider charges more for such data) may be passed through to TCS and (ii) if the Modeling Term has expired, TCS shall pay the costs of any adjustments to the Models and Software required therefore, determined at RiskWise's standard hourly rates.

11. Section 6 of the Strategic Modeling Agreement is amended by adding a new Section 6.9 to read as follows:

                  Section 6.9 Right to Audit. TCS agrees that RiskWise may, from time to time, after reasonable notice and during normal business hours audit TCS solely with respect to TCS' use of the RiskWise services to verify compliance with Section 2.1 above and TCS will reasonably cooperate in such audits. TCS further agrees to cooperate in any audits of TCS' use of the RiskWise services requested by any of RiskWise's third-party data providers.

12.      Exhibit A to the Strategic Modeling Agreement is amended by deleting
         Section 3 "Skip-Tracing Process Optimization Model" in its entirety. Exhibit A is further amended by deleting from such Exhibit, any reference to a "Target date."

13. TCS and RiskWise agree that pursuant to the Warrant dated March 18, 1999 RiskWise is entitled to purchase 750,000 shares of TCS common stock, par value $.01 per share, as a result of having successfully completed and delivering a Pre-Purchase Assessment Model, a Post-Purchase Assessment Model and an Application Assessment Model. TCS and RiskWise further agree that the parties have mutually agreed to abandon the development of a Skip-Tracing Process Optimization Model and, as a result, RiskWise will not become entitled to subscribe for and purchase the remaining 250,000 shares of common stock pursuant to such Warrant.

14. To the extent that any provisions of the Strategic Modeling Agreement are in conflict with the provisions of this Eighth Amendment to the Strategic Modeling Agreement, the provisions of this Eighth Amendment to the Strategic Modeling Agreement shall govern. All other provisions of the Strategic Modeling Agreement not inconsistent with this are Eighth Amendment to the Strategic Modeling Agreement are unchanged by this Eighth Amendment to the Strategic Modeling Agreement.

15. This Eighth Amendment may be executed in any number of counterparts, and by different hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same original.





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


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representative as of the day and year first above written.

RISKWISE, L.L.C.                                THE CREDIT STORE, INC.


By:  /s/ Gordon O. Meyer                        By:  Kevin T. Riordan
     -------------------                             ----------------
         Gordon O. Meyer                             Kevin T. Riordan
Its:  President                                 Its:  President




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